EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made by and between FIRST NATIONAL CORPORATION, a Virginia corporation (First National Corporation and its wholly owned subsidiary, First Bank, hereinafter referred to as the “Bank”), and Marshall J. Beverley, Jr. (the “Employee”), and provides as follows:

RECITALS

WHEREAS, the Bank is a bank holding company engaged in the operation of a bank; and

WHEREAS, the Employee has knowledge, skills and expertise as a trust officer; and

WHEREAS, the Bank desires to employ Employee and Employee desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

TERMS OF AGREEMENT

Section 1. Employment.

(a) Employee shall be employed as “Executive Vice President – Senior Trust Officer” of the Bank and its wholly owned subsidiary, First Bank. He shall perform such services for the Bank upon the terms and conditions hereinafter set forth.

(b) The parties recognize that the President of the Bank, with the advice and consent of the Board of Directors, shall manage the business affairs of the Bank and that the relationship between the Bank and Employee shall be that of an employer and an employee. The President shall have the sole authority.

Section 2. Effective Date and Term. The effective date of this Agreement shall be December 16, 2004 (“Effective Date”). The term of this Agreement shall at all times be two (2) years, which means that at the end of every day, the term of this Agreement shall be extended for one day. With thirty (30) days notice, however, either party may notify the other that the term of this Agreement shall no longer be extended and that this Agreement will terminate two (2) years after the effective date of such notice.

Section 3. Exclusive Service.

(a) Employee shall devote his best efforts and full time to rendering services on behalf of the Bank in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Bank now or hereafter promulgated, and shall perform the duties of a Trust Officer, as described below, to the best of his abilities and in accordance with standards of conduct applicable to trust officers in the banking industry.

(b) Employee and the Bank recognize and agree that Employee’s duties as a Trust Officer of the Bank shall be as follows:

i. Employee shall be responsible for administration of personal/trust fiduciary relationship and/or duties related to fiduciary accounts, such as trusts, estates, agency accounts, investment management accounts, custody accounts, and bank power of attorney accounts.

ii. In the performance of his duties, Employee shall ensure that fiduciary standards are being met and that Trust Department policies and procedures are being observed. Employee shall participate in the creation and revision, as may be necessary from time to time, of the Bank’s Trust Department policies and procedures.

iii. Employee shall seek to contribute to the growth, profitability and retention of trust accounts through active participation in business development for new business.

iv. Employee shall maintain good working relationships with clients, attorneys, CPAs and other related professionals to assure quality service and enhance business development.

v. Employee shall keep up to date on legal issues, regulations, investment and tax issues and developments in the trust industry and shall inform the Bank of any changes in the legal environment pertaining to trusts of which Employee becomes aware which may cause the Bank to modify its Trust Department policies and procedures.

vi. Although the Employee will work with the Bank’s retail banking operation in a concerted effort to achieve overall banking growth, both Employee and the Bank recognize that the Employee is a Trust Specialist and Employee shall not be directed to perform tasks directly related to retail banking (loans, deposit accounts, etc.).

vii. Employee shall have the responsibility to assist in the management and oversight of the Bank’s Trust Department and its employees.

Section 4. Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, shall receive an annual base salary of $125,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Board of Directors, in its discretion, may increase Employee’s base salary during the term of this Agreement; provided, however, that Employee’s salary after being increased may not be decreased without Employee’s consent.

(b) The Bank shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Bank. The Bank shall also withhold and remit to the proper party any amounts agreed to in writing by the Bank and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.

(c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Bank.

Section 5. Signing Bonus. Within 15 days after the later of Employee’s execution of this Agreement of the Effective Date, the Bank shall make a one-time signing bonus payment to the Employee in the amount of $10,000, less applicable withholding.

Section 6. Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Bank for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.

Section 7. Bonuses. Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee.

Section 8. Expense Account. The Bank shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Bank’s business. Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Bank can adopt reasonable rules and policies regarding such reimbursement. The Bank agrees to make prompt payment to Employee following receipt and verification of such reports.

Section 9. Personal and Sick Leave. Employee shall be entitled to the same personal and sick leave as the Board of Directors may from time to time designate for all full-time employees of the Bank.

Section 10. Vacations. Employee shall be entitled vacations in accordance with the most favorable plans, policies, and programs of the Bank, but in no event less than four weeks of paid vacation per year.

Section 11. Country Club Dues. During Employee’s active employment with the Bank, the Bank shall pay the Employee’s entrance and membership dues at the Winchester Country Club as well as the monthly charges as may be established by the Club from time to time. Employee shall be responsible for the tax consequences of such benefits as may be required under the Internal Revenue Code.

Section 12. Termination of Employment.

(a) Death. The Employee’s employment will terminate automatically upon the Employee’s death.

(b) Disability. The Bank may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Bank shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the bank or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Bank for the benefit of Employee, whichever is more favorable to the Employee. Notwithstanding any other provision of this Agreement, the Bank shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

(c) Cause. The Bank may terminate the Employee’s employment for Cause. Termination for “Cause” shall mean a good faith determination by the Bank that Employee has committed acts of personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform state duties, willful violation of law (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Bank’s assets or material breach of this Agreement. Termination for Cause also shall include termination as a result of Employee’s failure to correct a material deficiency in the performance of his duties within 60 days after a written notice from the Board of Directors or such other reasonable period of time specified by the Board of Directors if such deficiency cannot be cured within 60 days. Any notice given under this subsection shall state that it is a notice pursuant Section 12(c) of this Agreement and shall set forth the Board’s complaints in detail sufficient to allow Employee to understand and correct them.

(d) Good Reason. The Employee’s employment may be terminated (i) by the Employee for Good Reason, or (ii) during the Window Period by the Employee without any reason. For purposes of this Agreement, the “Window Period” means the 12-month period after a “Change of Control” as defined in Section 14. For purposes of this Agreement, “Good Reason” means:

(i) without the express written consent of the Employee, (A) the assignment to the Employee of any duties inconsistent in any substantial respect with the Employee’s position, authority or responsibilities as contemplated by Section 3 of this Agreement, or (B) any other substantial change in such position (including titles), authority or responsibilities;

(ii) requiring Employee to maintain his principal office outside 25 miles proximity to the City of Winchester;

(iii) failure of the Bank to provide the Employee with substantially the same fringe benefits that are provided to him at the inception to this Agreement;

(iv) failure of the Bank to comply with any material term of this Agreement; or

(v) failure of the Bank to obtain the assumption of an agreement to perform this Agreement by any successor as contemplated by Section 17 of this Agreement.

Employee shall not be deemed to have resigned for Good Reason hereunder unless with respect to each of (i-v) above, the Employee has provided written notice to the Bank within 90 days after the event that the Employee believes gives rise to Employee’s right to terminate employment under this Section 12(d), describing in reasonable detail the facts that provide the basis for such belief, and the Bank has failed within 30 days from the date of such notice to cure any basis for the Employee’s resignation for Good Reason.

(e) Without Cause or Good Reason. The Bank may terminate Employee’s employment other than for “Cause” at any time upon written notice to Employee. Employee may resign without “Good Reason” upon 30 days written notice to the Bank.

(f) Notice of Termination. Any termination by the Bank or the Employee shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement upon which the party is relying.

(g) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Bank for Cause, or during the Window Period, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by the Bank other than for Cause or Disability, or by the Employee other than for Good Reason or during the Window Period, the date specified in the Notice of Termination (which shall not be less than 30 days after the Notice of Termination is given), and (iii) if the Employee’s employment is terminated by the Employee for Good Reason, the date which is 30 days after the date of receipt of the Notice of Termination if the Bank has not, prior to such date, cured the basis for the notice as provide for in Section 12(d); and (iv) if the Employee’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that the employee shall not have returned to full-time performance of his duties during such 30-day period.

(h) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Bank’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(i) If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Bank under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

Section 13. Compensation Upon Termination.

(a) Good Reason or Without Cause. If the Bank terminates the Employee’s employment without Cause or the Employee resigns for Good Reason and such termination or resignation has not occurred within twelve (12) months following a Change of Control, then in either event:

(i) Employee shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 of this Agreement had such termination not occurred; and

(ii) The Bank shall maintain in full force and effect for the continued benefit of the Employee for the remainder of the then current term of this Agreement, all employee welfare benefit plans and programs or arrangements in which the Employee was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee’s participation in any such plan or program is barred, the Bank shall arrange to provide the Employee with benefits substantially similar to those which the Employee was entitled to receive under such plans and program; and

(iii) A lump sum payment in cash on the date of his employment terminates equal to the amount of his Accrued Obligations. “Accrued Obligations” shall be defined as the sum of:

(1) the Executive’s Annual Base Salary earned but not yet paid through the Date of Termination at the rate in effect just before a Notice of Termination is given;

(2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid;

(3) a pro-rated bonus for the year in which the termination occurs which equals the product of any bonus paid or payable, including by reason of deferral, for the most recently completed year multiplied by a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and

(4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned prior to the date of termination, but which have not yet been paid to the Employee (but not including amounts that previously had been deferred at the Employee’s request, which amounts will be paid in accordance with the Employee’s existing directions, to the extent permitted by applicable law, including tax laws).

Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 14 or 15, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 13(a). In addition, notwithstanding anything in this Agreement to the contrary, the Bank shall not be required to make any payment that is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment is not received.

(b) Death or Disability. If this Agreement terminates as a result of Employee’s death or disability, the Bank will have no further obligation under this Agreement other than for payment of the Accrued Obligations (as defined in Section 13(a)(iii)).

(c) Cause; Voluntary Termination Without Good Reason. If the Employee’s employment is terminated for Cause, this Agreement will terminate without further obligation to the Employee other than the payment to the Employee of salary earned but not yet paid through the Date of Termination. If the Employee terminates employment, excluding a termination for Good Reason or during the Window Period, this Agreement will terminate without further obligation to the Employee other than the Accrued Obligations (as defined in Section 13(a)(iii) above), but not including the sum in 13(a)(iii)(3), which will be paid in a lump sum in cash within 30 days of the Date of Termination, and any other benefits to which the Employee may be entitled pursuant to the terms of any plan, program or arrangement of the Bank.

(d) Termination After a Change in Control. If the Employee terminates his employment with the Bank for any reason during the Window Period after a Change in Control, the Employee will be entitled to the sum of Accrued Obligations (as defined in Section 13(a)(iii)) plus a cash amount (subject to any applicable payroll or other taxes required to be withheld), equal to the excess, if any, of 299% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”), over the total amount payable to Employee under Section 13(a)(i) provided that, at the option of Employee, the cash amount required to be paid hereby shall be paid by the Bank in equal monthly installments over the thirty-six (36) months succeeding the Date of Termination, payable on the first day of each such month.

For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Bank securities having 50% or more of the combined voting power of the then outstanding Bank securities that may be cast for the election of the Banks directors other than a result of an issuance of securities initiated by the Bank, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Bank before such events cease to constitute a majority of the Bank’s Board, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Bank on the date of a Change of Control (or any other accounting firm designated by the Bank) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Bank under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Employee, the Bank shall implement the reductions in its discretion.

Section 14. Confidentiality/Nondisclosure.

Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Bank of which he has knowledge or access as a result of his association with the Bank in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Bank, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Bank. Such information shall expressly include, but shall not be limited to, information concerning the Bank’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Bank all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Bank or its business, customers, products or services. This Section 14 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.

Section 15. Covenant Not to Compete.

If Employee resigns for Good Reason or during the Window Period of if the Bank terminates the Employee’s employment other than for Cause and Employee receives the payments provided for in Section 13(a) or (d), then for a period of twelve (12) months from and after Employee is no longer employed by the Bank or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a ten (10) mile radius of any office operated by the Bank as of the date of the execution of this Agreement; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Bank to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Bank.

As used in this Agreement, the terms “solicit” and “soliciting” shall include, but not be limited to contacting customers of the Bank for the purpose of advising them of Employee’s new contact information; however, it does not include placement of announcements in a publication by a subsequent employer of the Employee announcing Employee’s new place of employment, nor does it include responding to inquiries initiated by a customer about Employee’s new contact information.

As used in this Agreement, the term “Competitive Business” means establishing an office within the restricted geographic area that provides banking and financial products and services that are substantially similar to those offered by the Bank on the date that Employee’s employment terminates. Nothing in this Section 15 is intended to prohibit Employee from meeting with Employee’s clients within the restricted geographic area.

Section 16. Injunctive Relief, Damages, Etc.

Employee agrees that given the nature of the positions to be held by Employee with the Bank, that each and every one of the covenants and restrictions in Sections 14 and 15 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the Bank in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 14 or 15 that monetary damages alone will not adequately compensate the Bank for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and if relief is awarded in favor of the Bank, Employee shall be liable for all damages, including actual and consequential damages, costs and expenses (excluding attorneys fees) incurred by the Bank as a result of taking to enforce, or recover for any breach of Sections 14 and 15. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 15 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Bank’s legitimate business interests.

Section 17. Binding Effect/Assignability.

This Employment Agreement shall be binding upon and inure to the benefit of the Bank and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Bank, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Sections 13(a) and 13(d). As used in this Agreement, “Bank” shall mean First National Corporation, and its wholly owned subsidiaries, and any successor to its respective business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 18. Resignation and Release of Claims.

Nothwithstanding anything in this Agreement to the contrary, in order to be eligible to receive the payments provided for under Section 13(a) as a result of termination by the Employee for Good Reason or by the Employer without Cause or payments provided for under Section 13(d) as a result of a termination by the Employee during the Window Period after a Change of Control Employee must on his own behalf and on behalf of his estate, heirs and representatives, execute a release in form and substance reasonably satisfactory to the Bank,. Releasing the Bank and its respective officers, Directors, employees, agents, representatives, shareholders, successors and assigns from any and all claims related to Employee’s employment with the Bank or the termination of employment.

Section 19. Governing Law.

This Employment Agreement shall be subject to and construed in accordance with the laws of Virginia.

Section 20. Invalid Provisions.

The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 21. Notices.

Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed as follows: if to the Bank, to its President at the headquarters office of the Bank; if to the Employee, to his last known address on record at the Bank.

Section 22. Entire Agreement.

(a) This Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties.

(b) This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original.

Section 23. Amendment and Waiver.

This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the party to be charged.

Section 24. Case and Gender.

Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 25. Captions.

The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

IN WITNESS WHEREOF, the Bank has caused this Employment Agreement to be executed by its duly authorized officer and Employee has executed this Employment Agreement on the date specified below.

EMPLOYEE	FIRST NATIONAL CORPORATION

/s/ Marshall J. Beverley, Jr.	/s/ Harry S. Smith
Title: President & CEO

Dated: 12/16/04	Dated: 12/16/04